Exhibit 99.1

Letter from the President

Dear Shareholder:

EvergreenBank achieved a record level of assets at the end of the second quarter of $174 million, an increase of nearly 5% over last year’s $166 million. Growth in assets has been primarily in the investment category as we work to maximize earnings opportunities for the bank. This growth is strongly supported by our healthy capital base at 9.40% of assets compared to 9.15% last year. This strong position is further bolstered by our reserve for loan losses of 1.35%. This strength is further reflected in our relatively low level of non-performing assets of .86% of assets at the end of the quarter compared to .69% last year.

The sluggish economy, however, continues to provide challenges for our current earnings. Net income was $223,000 for the 2nd quarter compared to $335,000 for the same period last year and $521,000 for the year to date compared to $636,000 last year. Earnings per share is 21 cents for the 2nd quarter compared to 31 cents for the same quarter last year.

Our net interest margin reflects the continued downward pressure on interest rates engineered by the Federal Reserve Bank. The margin compressed to 5.12% during the first half of 2003 compared to 5.52% for the same period last year. This compression combined with unevenness in loan demand caused our net interest income to remain fairly flat. We do see promising signs of improvements with loans outstanding increasing 4% between the first and second quarters and with a significant pipeline of loans waiting to be booked.

The first six months non-interest income increased a strong 23.3% over the same period last year reflecting gains on sales of investments and increased service charge revenue, ending at $893,000 compared to $724,000 last year. Year to date non-interest expense increased to 10.4%, primarily as a result of increased professional fees, increased technology costs and partially from the costs of consulting fees associated with a review of the bank’s efficiency and cost containment opportunities. The immediate and ongoing benefits of this review will help us accelerate progress toward our efficiency goals. We have implemented more than 80% of the recommendations, and expect a minimum fivefold return from the dollars invested.

Construction on our fourth office at 1300 South 320th St., in Federal Way is well under way. We anticipate a grand opening celebration in mid-September. We feel we have positioned your bank well to take advantage of future opportunities.

Sincerely,

/s/ Gerald O. Hatler Gerald O. Hatler President and Chief Executive Officer